UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2008

INTERNATIONAL POWER GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-51449	20-1686022
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

950 Celebration Blvd., Suite A, Celebration, FL.	34747
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number including area code: (407) 566-0318

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;

APPOINTMENT OF PRINCIPAL OFFICERS.

Effective October 1, 2008, the Board of Directors of International Power Group, Ltd., a Delaware Corporation ("IPWG"), appointed Mr. Anthony C. Varbero as a member of its Board of Directors.

Mr. Varbero, age 37, has more that 10 years of experience in the financial markets and investment industries. Since 2007, he has been a Branch Manager with Aegis Capital Corporation. Prior to that, since 2002 he was associated in various capacities with the investment firm of Joseph Stevens & Co., Inc., including the positions of sales manager (2002 to 2004) and branch manager (2004 to 2007).  He was also a shareholder and registered options principal of that firm.

Mr. Varbero holds various the brokerage and insurance licenses including the Series 4, 7, 8, 24, 27, 53, 55, 63, and 65 licenses. He is also a candidate for the Chartered Financial Analyst Program, Part I. He has a B.S. degree from St. John’s University and an M.B.A. from Fordham University.

There are no family relationships between Mr. Varbero and any other executive officers or directors of IPWG. In connection with his appointment as a Director, Mr. Varbero was granted an option to purchase 1,000,000 shares of IPWG’s common stock at $0.041 per share; such option shall expire on 2010. Also, Mr. Varbero, in an unrelated matter, has acted as a finder for the Company for which he has been compensated with 2,096,149 shares of common stock. Other than the aforementioned granted option and issuance of shares, there have been no transactions during IPWG’s last two fiscal years, or any currently proposed transaction or series of similar transactions, to which IPWG was or is to be a party, in which the amount involved exceeds $60,000, and in which Mr. Varbero had or will have a direct or direct material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERNATIONAL POWER GROUP, LTD.

Date: October 6, 2008	By: /s/ Woody Crouch
Woody Crouch
Chief Executive Officer